Exhibit 99.1

Dova Pharmaceuticals Reports Fourth Quarter and Full Year 2017 Operating and Financial Results

Conference call scheduled for 4:30 p.m. EST today

DURHAM, NC, February 15, 2018 – Dova Pharmaceuticals, Inc. (NASDAQ: DOVA), a pharmaceutical company focused on acquiring, developing, and commercializing drug candidates for rare diseases where there is a high unmet need, today reported its operating and financial results for the fourth quarter and full-year ended December 31, 2017.

Fourth Quarter and Recent Highlights

•                  New Drug Application (NDA) for avatrombopag accepted for filing and granted Priority Review by the United States Food and Drug Administration (FDA) for the treatment of thrombocytopenia in patients with chronic liver disease (CLD) who are scheduled to undergo a procedure. The Prescription Drug User Fee Act (PDUFA) goal date for an FDA decision is May 21, 2018.

•                  Announced plans to submit an sNDA in the second half of 2018 for the treatment of patients with immune thrombocytopenic purpura (ITP) and to initiate a Phase 3 clinical trial in the second quarter of 2018 for the treatment of patients with chemotherapy-induced thrombocytopenia (CIT).

•                  Continued build-out of sales, marketing, and distribution capabilities in preparation of the anticipated U.S. launch of avatrombopag in the third quarter of 2018, subject to regulatory approvals.

•                  Appointed Mark W. Hahn as Chief Financial Officer and hired Bill L. Nichols as Head of U.S. Sales.

Alex Sapir, President and Chief Executive Officer of Dova, commented, “The highlight of the fourth quarter was acceptance of avatrombopag with Priority Review by the FDA. This designation represents a validation of the need for a novel therapy for the more than 70,000 CLD patients with severe thrombocytopenia in the United States.  Dova remains focused on gaining FDA approval for avatrombopag and developing the commercial infrastructure to support the potential launch of the product.”

Mr. Sapir continued, “In addition, Dova continues to make progress towards expanding the use of avatrombopag in several follow-on indications, including a broader population of patients scheduled to undergo surgery as well as CIT. We expect to begin enrollment in these additional clinical trials in the first half of 2018.”

Fourth Quarter and Full Year Financial Results

Dova reported a net loss of $9.3 million for the fourth quarter of 2017, compared to a net loss of $7.6 million for the same period in 2016. For the full year 2017, Dova reported net loss of $30.0 million.

Research and development expenses were $2.7 million in the fourth quarter of 2017, compared to $6.9 million for the same period in 2016. The decrease was primarily due to the completion of the ADAPT-1 and ADAPT-2 Phase 3 clinical trials in January 2017. For full year 2017, research and development expenses were $15.7 million, including $1.0 million of licenses acquired.

General and administrative expenses were $6.5 million in the fourth quarter of 2017, compared to $0.6 million for the same period in 2016. The increase was primarily due to building Dova’s commercial infrastructure to support the potential launch for avatrombopag as well as additional costs necessary for operating as a public entity. For full year 2017, general and administrative expenses were $13.5 million.

As of December 31, 2017, Dova had $94.8 million in cash and cash equivalents compared to $28.7 million as of December 31, 2016. The increase was primarily due to the receipt of $78.7 million of net proceeds from Dova’s initial public offering, which closed in July 2017, partially offset by operating expenses.

Company to Host Conference Call

Dova will host a conference call today, February 15, 2018 at 4:30 p.m. EST to discuss fourth quarter and full year financial results as well as recent operational highlights. A question-and-answer session will follow Dova’s remarks.

To participate on the live call, please dial 866-550-8145 (domestic) or +1-430-775-1344 (international) and provide the conference ID 7796295 ten minutes before the start of the call.

A live audio webcast of the call will also be available via the “Investor Relations” page of the Dova website, www.dova.com. Please log on through Dova’s website approximately 10 minutes before the scheduled start time. A replay of the webcast will be archived on Dova’s website for 90 days following the call.

About Dova Pharmaceuticals, Inc.

Dova is a pharmaceutical company focused on acquiring, developing, and commercializing drug candidates for rare diseases where there is a high unmet need, with an initial focus on addressing thrombocytopenia. Dova’s lead drug candidate, avatrombopag, has successfully completed two pivotal Phase 3 clinical trials for the treatment of thrombocytopenia in patients with CLD scheduled to undergo a procedure and an NDA has been accepted for priority review by FDA for this initial indication with a PDUFA goal date of May 21, 2018

Cautionary Notes Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “anticipated”, “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Dova’s current beliefs and expectations. These forward-looking statements include expectations regarding Dova’s potential commercialization of avatrombopag and Dova’s clinical development of avatrombopag for additional indications.  These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, increased regulatory requirements, Dova’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Dova’s Annual Report on Form 10-K for the year ended December 31, 2017 to be filed with the U.S. Securities and Exchange Commission (SEC), and Dova’s other periodic reports filed with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Dova as of the date of this release, and Dova assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Mark W. Hahn
Chief Financial Officer

(919) 338-7936
mhahn@dova.com

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	(Unaudited) For the three months ended		For the year ended	For the period from March 24, 2016 (Inception) to
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Operating expenses:
Research and development	$2,714	$6,944	$14,710	$20,842
Research and development - licenses acquired	—	—	1,000	5,000
General and administrative	6,454	558	13,499	1,201
Total operating expenses	9,168	7,502	29,209	27,043
Loss from operations	(9,168)	(7,502)	(29,209)	(27,043)

Total other expenses, net	(132)	(98)	(746)	(147)
Net loss	$(9,300)	$(7,600)	$(29,955)	$(27,190)

Net loss per share, basic and diluted	$(0.36)	$(0.44)	$(1.40)	$(1.57)

Weighted average common shares outstanding, basic and diluted	25,652,457	17,332,257	21,435,369	17,332,257

Summary Balance Sheet Data

(in thousands)

	December 31,	December 31,
	2017	2016
Cash and cash equivalents	$94,846	$28,709
Total assets	$96,379	$28,746
Note payable, short-term and long-term, respectively	$30,212	$13,640
Total liabilities	$35,197	$21,951
Total stockholders’ equity	$61,182	$6,795